EXHIBIT A

FORM OF NOTE

$7,786,927 New York, New York

May 24, 2002

FOR VALUE RECEIVED, the undersigned, CLIMACHEM, INC., an Oklahoma corporation (the "Company"), hereby unconditionally promises to pay to the order of UPPER COLOMBIA CAPITAL COMPANY, LLC ("Holder"), at the office of Holder, c/o Guggenheim Partners, 135 East 57th Street, 9th Floor, New York, New York 10022, or at such other place as the holder of this Note (this "Note") may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of SEVEN MILLION SEVEN HUNDRED EIGHTY-SIX THOUSAND NINE HUNDRED TWENTY-SEVEN DOLLARS ($7,786,927), together with interest on the unpaid principal amount of this Note outstanding from time to time from the date hereof, at the rate provided in the Purchase Agreement (as hereinafter defined).

This Note is issued pursuant to that certain Securities Purchase Agreement dated as of May 24, 2002 among the Company, the other Credit Parties party thereto, and the Purchasers party thereto and Guggenheim Investment Management, LLC, as Collateral Agent for such Purchasers (the "Purchase Agreement"), to which reference is hereby made for a statement of all of the terms and conditions under which the loan evidenced hereby is made. All capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Purchase Agreement and, if not sooner paid in full, on June 30, 2005. Interest thereon, including Additional Interest, shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Purchase Agreement.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of an Event of Default, this Note may, as provided in the Purchase Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

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Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Company.

This Note has been executed, delivered and accepted at New York, New York and shall be interpreted, governed by and construed in accordance with, the laws of the State of New York.

                                                                                                                                    CLIMACHEM, INC.

                                                                                                                                    By:  /s/ Tony M. Shelby
                                                                                                                                        Name: Tony M. Shelby
                                                                                                                                        Title: Vice President

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